                                  EXHIBIT 12.1
                      WILLIAMS COMMUNICATIONS GROUP, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (DOLLARS IN THOUSANDS EXCEPT RATIOS)

                         SIX MONTHS ENDED
                       JUNE 30, (UNAUDITED)                YEAR ENDED DECEMBER 31,
                       --------------------   --------------------------------------------------
                         1999        1998       1998        1997      1996      1995      1994
                       ---------   --------   ---------   --------   -------   -------   -------
Earnings:
  Income (loss)
     before income
     taxes...........  $(150,231)  $(42,060)  $(186,026)  $(33,805)  $(3,146)  $ 6,763   $(9,829)
  Add:
     Interest
       expenses-net..     20,235      1,694       7,468        933    17,367    13,999     7,405
     Rental expense
       representative
        of interest
        factor.......     32,408     19,382      44,590     28,120    18,786     1,784     1,230
     Minority
        interest
        income of
        consolidated
      subsidiaries...    (11,272)     4,904     (15,645)    13,506        --        --        --
     Equity losses...     18,682      2,739       7,908      2,383     1,601        93        --
                       ---------   --------   ---------   --------   -------   -------   -------
           Total
             earnings
             (loss)
             as
             adjusted
             plus
             fixed
           charges...  $ (90,178)  $(13,341)  $(141,705)  $ 11,137   $34,608   $22,639   $(1,194)
                       =========   ========   =========   ========   =======   =======   =======
Combined fixed
  charges:
  Interest expense-
     net.............     20,235      1,694   $   7,468   $    933   $17,367   $13,999   $ 7,405
  Capitalized
     interest........      8,798      4,556      11,182      7,781        --        --        --
  Rental expense
     representative
     of interest
     factor..........     32,408     19,382      44,590     28,120    18,786     1,784     1,230
                       ---------   --------   ---------   --------   -------   -------   -------
           Total
             fixed
           charges...  $  61,441   $ 25,632   $  63,240   $ 36,834   $36,153   $15,783   $ 8,635
                       =========   ========   =========   ========   =======   =======   =======
Ratio of earnings to
  fixed charges......         (a)        (a)         (a)        (a)       (a)     1.43        (a)
                       =========   ========   =========   ========   =======   =======   =======

---------------

(a) Earnings were inadequate to cover fixed charges by $151,619,000, $38,973,000, $204,945,000, $25,697,000, $1,545,000 and $9,829,000 for the
     six months ended June 30, 1999 and 1998 (unaudited) and the years ended 1998, 1997, 1996 and 1994, respectively.